                                                                      Exhibit 99


                 SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES

                              MANAGEMENT'S REPORT
                               2000 Annual Report

    The management of the Company has prepared, and is responsible for, the consolidated financial statements and related information included in this report. These statements were prepared in accordance with accounting principles generally accepted in the United States appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company and its subsidiaries in conformity with accounting principles generally accepted in the United States.



Barney S. Rush                                D. Charl S. Oosthuizen
Chairman and Chief Executive Officer    Chief Financial and Accounting Officer


June 15, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of Southern Investments UK plc:

    We have audited the accompanying consolidated balance sheets of SOUTHERN INVESTMENTS UK plc (the "Company" being a company incorporated in England and Wales) and SUBSIDIARIES as of March 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholder`s equity and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southern Investments UK plc and subsidiaries as of March 31, 2000 and 1999 and the consolidated results of its operations, changes in stockholder's equity and cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States.



ARTHUR ANDERSEN
Bristol, England


June 15, 2000

                 SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
              FOR THE YEARS ENDED MARCH 31, 2000, 1999, AND 1998

                       CONSOLIDATED STATEMENTS OF INCOME

                                 (In Millions)

                                                                               2000                    1999           1998
                                                                               ----                    ----           ----
                                                                                  (Note 1)
OPERATING REVENUES                                                (Pounds)275           $438   (Pounds)261     (Pounds)245
COST OF SALES                                                              20             32            16              19
                                                                          ---           ----          ----            ----
GROSS MARGIN                                                              255            406           245             226
                                                                          ---           ----          ----            ----

OPERATING EXPENSES:
  Maintenance                                                              35             56            37              34
  Depreciation and amortization                                            56             89            51              46
  Selling, general and administrative                                       7             11            35              36
  Write down of meters (Note 3)                                            22             35             -               -
  Incremental expenses incurred as a direct consequence of the
   disposal of the supply business (Note 13)                                3              5             -               -
                                                                          ---           ----          ----            ----
               Total operating expenses                                   123            196           123             116
                                                                          ---           ----          ----            ----

OPERATING INCOME FROM CONTINUING OPERATIONS                               132            210           122             110
                                                                          ---            ---           ---             ---
OTHER INCOME (EXPENSE):
  Interest income                                                           2              3             1               2
  Interest income from affiliated companies                                20             32             6               -
  Interest expense                                                        (56)           (89)          (55)            (52)
  Investment income                                                         7             11             5               9
  Gain on sale of assets                                                    -              -             7               -
                                                                          ---           ----          ----            ----
               Total other expense                                        (27)           (43)          (36)            (41)
                                                                          ---           ----          ----            ----

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                     105            167            86              69

(PROVISION) BENEFIT FOR INCOME TAXES:
  Customary                                                               (23)           (36)          (21)            (28)
  Effect of change in tax rates (Note 6)                                    -              -            11              22
  Windfall levy (Note 6)                                                    -              -             -             (90)
                                                                          ---           ----          ----            ----
NET INCOME (LOSS) FROM CONTINUING OPERATIONS                               82            131            76             (27)

DISCONTINUED OPERATIONS:
  Income from operations of supply business, less applicable
   income taxes of (Pounds)2 ($3), (Pounds)5 and (Pounds)5                  4              6            11              12
  Gain on disposal of supply business, less applicable income
   taxes of (Pounds)49 ($78) (Note 13)                                    125            199             -               -

                                                                 ------------           ----   -----------    ------------
NET INCOME (LOSS)                                                 (Pounds)211           $336    (Pounds)87     (Pounds)(15)
                                                                 ============           ====   ===========    ============

 The accompanying notes are an integral part of these consolidated statements.

                  SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
               FOR THE YEARS ENDED MARCH 31, 2000, 1999, AND 1998

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                 (In Millions)

                                              Number of                      Retained           Total
                                               Ordinary       Share         Earnings/       Stockholder's
                                                Shares       Capital       (Deficit)(2)         Equity
                                           ---------------------------------------------------------------
   Balance, March 31, 1997                        500      (Pounds)500     (Pounds)(114)      (Pounds)386

    Net loss (1)                                    -                 -             (15)               (15)
    Dividends declared on common stock              -                 -             (34)               (34)
                                                  ---      ------------    ------------    ---------------
   Balance, March 31, 1998                        500               500            (163)               337

    Issue of share capital                        402               402               -                402
    Net income                                      -                 -              87                 87
    Dividends declared on common stock              -                 -             (70)               (70)
                                                  ---      ------------    ------------    ---------------
   Balance, March 31, 1999                        902               902            (146)               756

    Net income                                      -                 -             211                211
    Dividends declared on common stock              -                 -            (188)              (188)
                                                  ---      ------------    ------------    ---------------
   Balance, March 31, 2000                        902       (Pounds)902    (Pounds)(123)       (Pounds)779
                                                  ===      ============    ============    ===============

_____________

   (1) The Net Loss is stated after a one-off windfall levy charge of (Pounds)90 million.

   (2) The Company shows a retained earnings deficit primarily due to dividends in the amount of (Pounds)191 million being declared and paid by the Company during the fiscal year 1996 as proceeds from the sale of South Western Electricity plc's shares in The National Grid Group plc provided cash in addition to that provided from operations. In addition, the first budget of the Labour government included a "one-off windfall levy on the excess profits of the privatized utilities"; South Western Electricity plc's liability was assessed at (Pounds)90 million.

  The accompanying notes are an integral part of these consolidated statements.

                 SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
              FOR THE YEARS ENDED MARCH 31, 2000, 1999, AND 1998

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In Millions)

                                                                                          2000           1999            1998
                                                                                          ----           ----            ----
                                                                                                (Note 1)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                             (Pounds)211     $ 336     (Pounds)87  (Pounds)(15)
                                                                              -------------     -----   ------------  -----------
  Adjustments to reconcile net income to net cash provided from operating activities:
    Income from operations of discontinued supply business                               (4)       (6)           (11)         (12)
    Gain on disposal of supply business (Note 13)                                      (125)     (199)             -            -
    Depreciation and amortization                                                        56        89             47           54
    Write down of meters (Note 3)                                                        22        35              -            -
    Deferred income taxes                                                                 5         8              2          (16)
    Changes in assets and liabilities:
       Receivables, net                                                                 (49)      (78)             6           13
       Accounts payable                                                                  37        58            (14)           2
       Accrued income taxes                                                              (4)       (6)           (34)          52
       Other, net                                                                       (25)      (40)           (11)         (38)
                                                                                       ----     -----           ----         ----
         Total adjustments                                                              (87)     (139)           (15)          55
                                                                                       ----     -----           ----         ----
         Net cash provided from operating activities                                    124       197             72           40
                                                                                       ----     -----           ----         ----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                                  (67)     (107)           (75)         (81)
  Proceeds from sale of supply business (Note 13)                                       160       255              -            -
  Proceeds from sales of assets                                                           -         -             10            2
  Proceeds from sales of investments                                                      5         8              2            1
                                                                                       ----     -----           ----         ----
    Net cash provided from (used for) investing activities                               98       156            (63)         (78)
                                                                                       ----     -----           ----         ----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in short term borrowings                                                       (57)      (91)            37           79
  Issue of share capital                                                                  -         -            402            -
  Loans to affiliated company                                                             -         -           (351)           -
  Payment of premium in respect of loans to affiliated company and related
   hedges                                                                                 -         -            (42)           -

  Payment of dividends                                                                 (188)     (299)           (70)         (59)
                                                                                       ----     -----           ----         ----
    Net cash (used for) provided from financing activities                             (245)     (390)           (24)          20
                                                                                       ----     -----           ----         ----

CASH PROVIDED BY DISCONTINUED OPERATIONS                                                 20        32             15           20
                                                                                       ----     -----           ----         ----

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                     (3)       (5)             -            2

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                            5         8              5            3
                                                                              -------------     -----     ----------  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                          (Pounds)2     $   3      (Pounds)5    (Pounds)5
                                                                              =============     =====     ==========   ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest (net of amount capitalized)                                         (Pounds)56     $  89     (Pounds)54   (Pounds)51
                                                                              =============     =====   ============   ==========
    Income taxes:
      Customary                                                                          25        40              2           20
      Windfall levy (Note 6)                                                              -         -             45           45
                                                                              -------------     -----   ------------   ----------
     Total cash paid for income taxes                                            (Pounds)25     $  40     (Pounds)47   (Pounds)65
                                                                              =============     =====   ============   ==========

 The accompanying notes are an integral part of these consolidated statements.

                 SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                          AT MARCH 31, 2000 AND 1999

                                 (In Millions)

                  ASSETS                                                                2000                       1999
                  ------                                              ---------------------------------       ---------------
                                                                                               (Note 1)
PROPERTY, PLANT, AND EQUIPMENT                                        (Pounds) 1,467             $2,336       (Pounds)  1,452
  Less accumulated depreciation                                                  202                322                   151
                                                                     ---------------            -------       ---------------
     Property, plant, and equipment, net                                       1,265              2,014                 1,301
                                                                     ---------------            -------       ---------------

OTHER ASSETS:
  Investments                                                                     16                 25                    16
  Prepaid pension cost (Note 2)                                                  145                231                   134
  Goodwill, net of accumulated amortization of (Pounds)20 ($32) at
   March 31, 2000 and (Pounds)16 at March 31, 1999                               163                259                   167

  Loans to affiliated company (Note 10)                                          351                559                   351
  Premium in respect of loans to affiliated company and related hedges, net of accumulated amortization of (Pounds)12 ($19) at
   March 31, 2000 and (Pounds)3 at March 31,1999 (Note 10)                        30                 48                    39
                                                                     ---------------            -------       ---------------
   Total other assets                                                            705              1,122                   707
                                                                     ---------------            -------       ---------------

CURRENT ASSETS:
  Cash and cash equivalents                                                        2                  3                     5
  Investments                                                                     13                 21                    15
  Receivables:
   Customer accounts, less provision for uncollectables of (Pounds)2
     ($3) at March 31, 2000 and (Pounds)10 at March 31, 1999                      50                 80                    80

   Other                                                                          14                 22                    17
                                                                     ---------------            -------       ---------------
               Receivables, net                                                   64                102                    97
  Materials and supplies                                                           2                  3                     3
  Prepaid expenses                                                                 6                 10                    11
                                                                     ---------------            -------       ---------------
               Total current assets                                               87                139                   131
                                                                     ---------------            -------       ---------------

TOTAL ASSETS                                                         (Pounds)  2,057             $3,275       (Pounds)  2,139
                                                                     ===============            =======       ===============




   The accompanying notes are an integral part of these consolidated balance sheets.

                  SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                           AT MARCH 31, 2000 AND 1999


                                 (In Millions)

               STOCKHOLDER'S EQUITY AND LIABILITIES                                       2000                   1999
               ------------------------------------                           --------------------------    --------------
                                                                                               (Note 1)
STOCKHOLDER'S EQUITY:
  Common stock, (Pounds)1 par value, 902,128,735 shares authorized, issued and outstanding at March 31, 2000, and March 31, 1999
                                                                                (Pounds) 902      $1,436     (Pounds)  902
  Retained deficit                                                                      (123)       (196)             (146)
                                                                              --------------     -------    --------------
          Total stockholder's equity                                                     779       1,240               756
                                                                              --------------     -------    --------------

COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF
 SOUTHERN INVESTMENTS UK CAPITAL TRUST I HOLDING COMPANY JUNIOR
 SUBORDINATED DEBENTURES (Note 10)                                                        50          80                50

COMMITMENTS AND CONTINGENT MATTERS (Notes 2,3,4,7, and 10)

NON-CURRENT LIABILITIES:
  Long-term debt                                                                         301         479               301
  Deferred income taxes (Note 6)                                                         417         664               363
  Provision for loss contracts                                                             -           -                69
  Other                                                                                   16          25                36
                                                                              --------------     -------    --------------
          Total non-current liabilities                                                  734       1,168               769
                                                                              --------------     -------    --------------
CURRENT LIABILITIES:
  Commercial paper                                                                         -           -                94
  Notes payable to banks                                                                 311         495               273
  Notes payable to affiliated company                                                     26          42                25
  Other notes payable                                                                      5           8                 7
  Accounts payable                                                                         4           6                44
  Accrued income taxes                                                                    44          70                48
  Accrued interest                                                                         8          13                 9
  Other                                                                                   96         153                64
                                                                              --------------     -------    --------------
          Total current liabilities                                                      494         787               564
                                                                              --------------     -------    --------------

TOTAL STOCKHOLDER'S EQUITY AND LIABILITIES
                                                                              (Pounds) 2,057      $3,275    (Pounds) 2,139
                                                                              ==============     =======    ==============



   The accompanying notes are an integral part of these consolidated balance sheets.

                 SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

    Southern Investments UK plc ("the Company") was incorporated as a public limited company under the laws of England and Wales in June 1995 as a vehicle for the acquisition of South Western Electricity plc, one of the 12 Regional Electricity Companies ("RECs") in England and Wales licensed to distribute, supply and, to a limited extent, generate electricity. In September 1995, the Company gained effective control of South Western Electricity plc, and subsequently replaced South Western Electricity plc's board of directors and certain senior managers with officers and employees of companies from within the Southern Company system. The Company's main investment and only significant asset is the entire share capital of South Western Electricity plc, which is headquartered in Bristol, England.

    The Company is a wholly owned subsidiary of WPD Holdings Limited ("Holdings"), which in turn has been wholly owned by WPD Holdings UK ("Holdings UK") since June 1998. From September 1995 to July 1996, Holdings was an indirect wholly owned subsidiary of Southern Company ("Southern"). In July 1996, Southern sold a 25% economic interest in Holdings to a subsidiary of PPL Corporation ("PPL"). In June 1998, Southern sold an additional 26% economic interest in Holdings to PPL, and on the same day both parties agreed to exchange their interests in Holdings for interests in Holdings UK that carried the same rights. Southern currently has a 49% economic interest in South Western Electricity plc and the Holdings UK group, yet retain operational and management control with 50.5% of the voting rights.

    In September 1999, South Western Electricity plc completed the sale of its electricity supply business (known as "SWEB") and certain related activities, together with the name SWEB, to London Electricity plc for (Pounds)160 million and the assumption of certain liabilities. South Western Electricity plc now trades under the name Western Power Distribution ("WPD").

Basis of Presentation

    The financial statements of the Company are presented in pounds sterling ((Pounds)) and in conformity with accounting principles generally accepted in the United States ("US GAAP"). The accompanying financial statements have not been prepared in accordance with the policies of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS No. 71"). This pronouncement, under which most US electric utilities report financial statements, applies to entities which are subject to cost-based rate regulation. By contrast, WPD is not subject to rate regulation, but, rather is subject to price cap regulation (Note 3) and therefore the provisions of SFAS No. 71 do not apply. Financial statements presented in accordance with SFAS No. 71 contain deferred items which have not yet been included in rates charged to customers in compliance with the respective regulatory authorities, but which would have been included in the income statement of enterprises in general under US GAAP. The accompanying financial statements of the Company do not contain such deferrals.

    The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries and have been prepared from records maintained by WPD in the United Kingdom. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in companies in which the Company's ownership interests range from 20% to 50% and the Company exercises significant influence over operating and financial policies are accounted for using the equity method. Other investments are accounted for using the cost method (Note 11).

    Solely for the convenience of the reader, certain pounds sterling amounts included in the financial statements have been translated into US dollars at the exchange rate of $1.5922 = (Pounds)1.00, the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 2000. This presentation has not been translated in accordance with Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation".

                 SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

     The following table sets out the exchange rate for previous periods:

Fiscal Year                                                       Period end      Average (1)         High            Low
-----------                                                       ----------      ----------          ----            ---
                                                                          ($ per (Pounds)1.00)
   1996...................................................           1.53             1.53            1.56           1.50
   1997...................................................           1.64             1.59            1.71           1.49
   1998...................................................           1.68             1.65            1.69           1.61
   1999...................................................           1.61             1.65            1.70           1.60
   2000...................................................           1.59             1.61            1.65           1.58

(1) The average of the Noon Buying Rates in effect on the last business day of each month during the relevant period.

Use of Accounting Estimates

    The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

    WPD records revenue net of value added tax ("VAT") and accrues revenues for services provided but unbilled at the end of each reporting period.

Cash and Cash Equivalents

    The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Property, Plant, and Equipment

    Property, plant, and equipment are recorded at fair market value as adjusted at the acquisition date in accordance with Accounting Principles Board Opinion No. 16, "Accounting for Business Combinations" ("APB No. 16"). Items capitalized subsequent to the acquisition are recorded at original cost, which includes materials, labor, appropriate administrative and general costs, and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense.

    Depreciation of the recorded cost of depreciable property, plant, and equipment is provided primarily by using composite straight-line rates, which approximate 3.2% per year (2.5% per year for depreciable utility plant in service). Upon the retirement or sale of assets, the costs of such assets and the related accumulated depreciation are removed from the balance sheet and the gain or loss, if any, is included in income.

Information Technology Consultancy and Development Costs

    Significant information technology ("IT") consultancy and development costs are capitalized when they become technologically feasible and are amortized over their estimated useful economic life from the date of first use. Other IT consultancy and development costs are charged to income in the period in which they are incurred.

Goodwill

    The Company amortizes costs in excess of fair value of net assets of the business acquired using the straight-line method over a period of 40 years. Goodwill shown in the accompanying consolidated financial statements relates to the acquisition of South Western Electricity plc.

                  SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


Impairment of Long-Lived Assets and Intangibles

    The Company evaluates long-lived assets, including goodwill and identifiable intangibles, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows attributable to the assets, as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than the fair value (Note
3).

Investments

    The Company accounts for its current investments in accordance with SFAS No. 115, "Accounting for Investments for Certain Debt and Equity Securities". These investments represent investments in debt securities, which management classifies as available-for-sale securities in accordance with SFAS No. 115.
The Company's long-term investments consist of investments accounted for using the cost method (Note 11).

Income Taxes

    SFAS No. 109, "Accounting for Income Taxes", requires the asset and liability approach for financial accounting and reporting for deferred income taxes. The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences.

Comprehensive Income

    There were no items for inclusion in a consolidated statement of comprehensive income other than net income as shown on the condensed consolidated statements of income.

Financial Instruments

    Non-trading derivative financial instruments are used to hedge exposures to fluctuations in interest rates and foreign currency exchange rates. Gains and losses on qualifying hedges are deferred and recognized either in income or as an adjustment to the carrying amount when the hedged transaction occurs.

2. RETIREMENT BENEFITS

    WPD has two pension plans, a defined contribution plan and a defined benefit plan. The measurement date for plan assets and obligations is December 31 for each year.

Defined Contribution Plan

    The defined contribution plan was established in fiscal year 1994. The assets of the defined contribution plan are held and administered by an independent trustee. Contributions to the plan by WPD on behalf of its employees were (Pounds)0.2 million ($0.3 million) for the fiscal year 2000, (Pounds)0.3 million for the fiscal year 1999 and (Pounds)0.2 million for the fiscal year 1998.

Defined Benefit Plan

    WPD participates in the Electricity Supply Pension Scheme ("ESPS"), which provides pension and other related defined benefits, based on final pensionable pay, to substantially all employees throughout the Electricity Supply Industry in the United Kingdom ("UK"). Contributions to the plan by WPD on behalf of its employees were (Pounds)0.2 million ($0.3 million) for the fiscal year 2000, (Pounds)0.3 for the fiscal year 1999 and (Pounds)0.3 million for the fiscal year 1998.

                 SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


    Changes during the year in the projected benefit obligations and the fair value of the plan assets were as follows (in millions):

                                                                          March 31, 2000               March 31, 1999
                                                                          --------------               --------------
Change in projected benefit obligation
--------------------------------------
 Benefit obligation at beginning of year.........................     (Pounds) 639           $1,017       (Pounds) 542
 Service cost....................................................                8               13                  7
 Interest cost...................................................               36               57                 39
 Amendments......................................................               26               41                  -
 Actuarial (gain)/loss...........................................              (56)             (89)                87
 Divestiture.....................................................              (30)             (48)                 -
 Benefits paid...................................................              (43)             (68)               (36)
                                                                      ------------           ------       ------------
 Benefit obligations at end of year..............................     (Pounds) 580           $  923       (Pounds) 639
                                                                      ------------           ------       ------------

Plan Assets
-----------
 Fair value of plan assets at beginning of year..................     (Pounds) 786           $1,251       (Pounds) 701
 Actual return on plan assets....................................              144              229                117
 Divestiture.....................................................              (36)             (57)                 -
 Employee contributions..........................................                2                3                  4
 Benefits paid...................................................              (43)             (68)               (36)
                                                                      ------------           ------       ------------
 Fair value of plan assets at end of year........................     (Pounds) 853           $1,358       (Pounds) 786
                                                                      ------------           ------       ------------

Reconciliation of funded status
-------------------------------
 Funded status of plan...........................................     (Pounds) 273           $  435       (Pounds) 147
 Unrecognized prior service cost.................................               26               41                  2
 Unrecognized net gain...........................................             (154)            (245)               (15)
                                                                      ------------           ------       ------------
 Prepaid pension cost in the Consolidated Balance Sheet..........     (Pounds) 145           $  231       (Pounds) 134
                                                                      ------------           ------       ------------

    The components of the plan's net periodic income (excluding the impact of the Supply sale) were as follows (in millions):

                                                                            Fiscal Year     Fiscal Year     Fiscal Year
                                                                               2000            1999            1998
                                                                               ----            ----            ----
 Service cost..................................................   (Pounds) 8        $ 13      (Pounds)  7    (Pounds)  7
 Interest cost.................................................           36          57               39             43
 Expected return on plan assets................................          (60)        (96)             (60)           (60)
 Amortization of prior service cost............................            1           2                -              -
                                                                         ---        ----             ----            ---
 Gross benefit credit..........................................          (15)        (24)             (14)           (10)
 Employee contributions........................................           (2)         (3)              (4)            (3)
                                                                         ---        ----             ----            ---
 Net pension income............................................          (17)        (27)             (18)           (13)
                                                                         ---        ----             ----            ---


      The assumptions used in the actuarial calculations were as follows:

                                                                     Fiscal Year       Fiscal Year        Fiscal Year
                                                                       2000              1999               1998
                                                                       ----              ----               ----
 Discount rate......................................................  6.50%             5.75%              7.50%
 Expected rate of return on assets..................................  8.75%             8.75%              9.50%
 Rate of pay increase...............................................  4.00%             4.00%              4.75%

                 SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Pensions Contingency

    The Pensions Ombudsman (a UK statutorily appointed independent arbitrator) has issued a determination in favor of complaints made by members of the Electricity Supply Pension Scheme ("ESPS") relating to another employer's use of ESPS surplus to offset the employer's costs of providing early pensions on redundancies and certain other items. Under that determination the Pensions Ombudsman directed the employer to pay into ESPS the amount of that use of the surplus plus interest. The determination was challenged in the High Court by the employer, and the High Court upheld the employer's appeal in a judgment delivered in June 1997. The High Court also granted the complainants leave to appeal to the Court of Appeal. The Court of Appeal hearing took place in October 1998, and its judgment was given in February 1999. While the complainants' appeal was successful, the Court of Appeal indicated that it may be possible to validate the employer's actions by a retrospective rule amendment. The Court of Appeal gave leave in principle for a subsequent appeal to the House of Lords (the UK Supreme Court), but also made arrangements for a further hearing held in May 1999. The Court of Appeal declined to hear further arguments and told the parties that any outstanding matters would have to be addressed by the House of Lords. The parties agreed a form of order, stayed pending the further appeal, which contains a requirement for the amounts offset against the surplus, plus interest, to be paid into the pension fund. It is unlikely a hearing will take place before the House of Lords earlier than Fall 2000. National Grid Company ("NGC"), together with National Power PLC, have now initiated appeals in the House of Lords. NGC and National Power PLC have executed deeds of amendment, which purport to cancel their accrued contribution obligations arising from the Court of Appeal's judgment. The House of Lords is unlikely to rule whether such amendments are effective before December 2000. WPD is considering whether to execute similar amendments. Based on the Company's assessment of the current legal position, it anticipates that a payment into the ESPS of (Pounds)24 million will ultimately be required. Under Financial Accounting Standards Board ("FASB") Statement No. 87, "Employers' Accounting for Pensions", there will be no immediate impact to Net Income.


3. REGULATORY MATTERS

    Distribution revenues are subject to price cap regulation. The Director General of Gas and Electricity Supply ("Regulator") applies a price control formula ("DPCF"), P + RPI - X, where P is the price level at the beginning of each new regulatory period, RPI is the change in the Retail Price Index and X is an adjustment factor determined by the Regulator. The DPCF is usually set for a five-year period, subject to more frequent adjustments as determined necessary by the Regulator. At each review, the Regulator can require a one-time price adjustment.

    In December 1999, the Regulator published final price proposals for distribution price control for the 14 regional electricity distribution businesses. For WPD, these proposals represent a 20% reduction to distribution prices effective April 2000, followed by a reduction in real terms of 3% each year from April 2001. This price control is scheduled to operate until March 2005. In response, management plans to maximize efficiency and customer service as a focused distribution company. The implementation of the plans has necessitated an overall reduction in staffing levels. The reductions are focused on administrative and corporate functions, with minimal impact on field staff, ensuring customer service is not affected. Management are evaluating further opportunities to reduce ongoing operating costs.

    The UK electricity Regulator is introducing competition in metering activities, namely meter fixing (meter provision, installation, certification, and repair) and meter reading. Meter fixing must be undertaken by authorized providers, of which WPD is one. Based on the proposed regulation, the current carrying value of metering assets will be impaired. As a result the Company recorded an impairment loss of (Pounds)22 million ($35 million), in the third quarter of fiscal year 2000, to reflect the amount by which the carrying value of metering assets exceeded their fair value. The fair value is assessed by reference to the present value of estimated future cash flows attributable to the assets, using a discount rate commensurate with the risks involved.

                 SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

4. COMMITMENTS AND CONTINGENT MATTERS

Operating Leases

    WPD has commitments under operating leases with various terms and expiration dates. Expenses associated with these commitments totaled (Pounds)6 million ($10 million) for the fiscal year 2000, (Pounds)6 million for the fiscal year 1999, and (Pounds)5 million for the fiscal year 1998. At March 31, 2000, estimated minimum rental commitments for noncancelable operating leases were as follows (in millions):

    Fiscal year
      2001........................................................  (Pounds) 1             $ 2
      2002........................................................           1               2
      2003........................................................           1               2
      2004........................................................           1               2
      2005........................................................           1               2
      2006 and thereafter.........................................           3               5
                                                                    ----------             ---
Total minimum payment.............................................  (Pounds) 8             $15
                                                                    ==========             ===

Labor Subject to Collective Bargaining Agreements

    Substantially all of WPD's employees are subject to one of two collective bargaining agreements. Such agreements are ongoing in nature, and WPD's employee participation level is consistent with that of the electric utility industry in the UK.

5. SEGMENT AND RELATED INFORMATION

    The Company's principal business segment is electricity distribution, which involves the transfer of electricity from the high voltage transmission system, and its delivery, across lower voltage distribution systems, to consumers. Included in "Other" are ancillary business activities that generally support WPD's distribution business, including electricity generation for standby purposes, property and telecommunications, as well as corporate items and assets not allocated to specific segments. Interest expense and taxes are wholly allocated to "Other" and are disclosed in the Consolidated Income Statements. With the exception of total assets employed and capital expenditures, the values below exclude discontinued operations.

                                                                    Business Segments
                                                                    -----------------

Fiscal Year                             Distribution                 Other              Eliminations             Consolidated
----------                              ------------                 -----              ------------             ------------

                                                                      (in millions)
2000
----
Operating revenues               (Pounds) 247       $  393   (Pounds) 46       $ 73   (Pounds) (18)   $  (28)  (Pounds) 275  $  438
Depreciation and Amortization              52           83             4          6              -         -             56      89
Operating income                          107          170            25         40              -         -            132     210
Total assets employed at
 year-end                               1,592        2,535           465        740              -         -          2,057   3,275
Capital expenditures                       63          101             4          6              -         -             67     107

1999
-------------------------------
Operating revenues                      (Pounds) 247               (Pounds) 49               (Pounds) (35)          (Pounds) 261
Depreciation and Amortization                     45                         6                          -                     51
Operating income                                 111                        12                         (1)                   122
Total assets employed at
 year-end                                      1,599                       540                          -                  2,139
Capital expenditures                              70                         3                          -                     73

1998
-------------------------------
Operating revenues                      (Pounds) 228               (Pounds) 44               (Pounds) (27)          (Pounds) 245
Depreciation and Amortization                     39                         7                          -                     46
Operating income                                 106                         4                          -                    110
Total assets employed at
 year-end                                      1,540                       188                          -                  1,728
Capital expenditures                              78                         4                         (1)                    81

                 SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


6. INCOME TAXES

    Details of the income tax provisions are as follows (in millions):

                                                                Fiscal Year      Fiscal Year       Fiscal Year
                                                                   2000             1999              1998
                                                                   ----             ----              ----
    Total provision for income taxes:
      Customary:
        Currently payable                                    (Pounds) 23   $36     (Pounds) 8       (Pounds) 22
        Deferred                                                       -     -             13                 6
                                                             -----------   ---     ----------       -----------

                                                                      23    36             21                28
      Effect of change in tax rates                                    -     -            (11)              (22)
      Windfall levy                                                    -     -              -                90
                                                             -----------   ---    -----------       -----------
    Total income taxes charged to continuing operations      (Pounds) 23   $36    (Pounds) 10       (Pounds) 96
                                                             ===========   ===    ===========       ===========


    The decrease in customary income taxes from fiscal year 1998 to fiscal year 1999 is primarily due to an increase to the income tax provision in fiscal year 1998 to cover possible disallowable items. In the fiscal year 1999, the provision was reduced following the resolution of some of these items. This also explains the increase in taxes from fiscal year 1999 to fiscal year 2000.

    The UK government's 1998 Finance Act included a reduction in the rate of UK corporation tax from 31% to 30% effective April 1999. This decrease resulted in a reduction to WPD's provision for deferred income taxes and a corresponding decrease in income tax expense of approximately (Pounds)11 million, during fiscal year 1999.

    In fiscal year 1998, the UK corporation tax rate was reduced from 33% to 31%, effective April 1997, which resulted in a reduction to the Company's provision for deferred income taxes and a corresponding decrease in income tax expense of approximately (Pounds)22 million.

    In July 1997 the Labour government presented its first budget which included a "one-off windfall levy on the excess profits of the privatized utilities". Based upon the legislation, WPD's liability was assessed at (Pounds)90 million. The levy was paid by installments; the first half in December 1997 and the second half in two tranches in November and December 1998.

    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows (in millions):

                                                                       March 31,               March 31,
                                                                         2000                    1999
                                                                       --------                --------
 Deferred tax liabilities:
  Property, plant, and equipment basis differences..........  (Pounds) 334    $   532        (Pounds) 345
  Pensions..................................................            43         68                  41
  Heldover gain.............................................            49         78                   -
                                                              ------------    -------        ------------
    Total...................................................           426        678                 386
 Deferred tax assets:
    Accruals, including acquisition related items...........             9         14                  23
                                                              ------------    -------        ------------
 Net deferred tax liabilities in consolidated balance sheet.  (Pounds) 417    $   664        (Pounds) 363
                                                              ============    =======        ============

                 SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


    Excluding the effect of the change in tax rates in fiscal years 1999 and 1998, and the effect of the windfall levy in fiscal year 1998, the reconciliation of the UK statutory rate to the effective customary income tax rate is as follows:


                                                              Fiscal Year      Fiscal Year      Fiscal Year
                                                                 2000             1999             1998
                                                                 ----             ----             ----
    UK statutory rate                                              30%              31%              31%
    Nondeductible amortization of goodwill                          1                1                2
    Other permanent differences                                    (9)              (7)               5
                                                                 ----             ----             ----
    Effective customary income tax rate                            22%              25%              38%
                                                                 ====             ====             ====

7. FINANCIAL INSTRUMENTS

    The Company and WPD utilize interest rate swaps to mitigate their exposure to fluctuations in interest rates by allowing them to convert their outstanding variable rate debt into fixed rate debt. These swaps are designated as hedges of underlying debt obligations and, as such, the interest rate differential is reflected as an adjustment to interest expense over the life of the swaps. At March 31, 2000, sterling interest rate swaps expiring between 2001 and 2012 with notional amounts totaling (Pounds)600 million, resulted in a cumulative unrealized loss of (Pounds)27 million.

    Foreign currency swaps embedded in cross currency swaps and interest rate swap hybrid instruments are used by the Company and WPD to hedge exposure to currency fluctuations for US dollar denominated debt. Gains and losses on these hedges are deferred and recognized as an adjustment to the carrying amount when the hedged transaction occurs. At March 31, 2000, currency swaps expiring between 2001 and 2007 with notional amounts totaling (Pounds)350 million, resulted in a cumulative unrealized profit of (Pounds)5 million.

    The Company is exposed to losses related to financial instruments in the event of counterparties' nonperformance. The Company has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate the Company's exposure to counterparty credit risk. The Company is unaware of any counterparties that will fail to meet their obligations.

    Other financial instruments for which the carrying amount did not equal fair value at March 31 were as follows (in millions):

                                                March 31, 2000                    March 31, 1999
                                                --------------                    --------------
                                        Carrying           Fair              Carrying            Fair
                                         Amount            Value              Amount             Value
Long-term debt                          (Pounds) 301     (Pounds) 298       (Pounds) 301     (Pounds) 314
Preferred securities                    (Pounds)  50     (Pounds)  46       (Pounds)  50     (Pounds)  49

    The fair values for long-term debt and preferred securities were based on the closing market price.

                 SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


8. PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment consisted of the following (in millions):

                                                                       March 31, 2000               March 31, 1999
                                                                       --------------               --------------
 Distribution network.........................................    (Pounds) 1,244      $1,980          (Pounds) 1,231
 Non-network land and buildings...............................                34          54                      33
 Other........................................................                40          64                      78
 Consumer contributions.......................................               (53)        (84)                    (41)
                                                                  --------------      ------          --------------
Property, plant, and equipment, net...........................    (Pounds) 1,265      $2,014          (Pounds) 1,301
                                                                  --------------      ------          --------------


9. CAPITAL BUDGET

    The Company's capital expenditure for the fiscal year 2000 was (Pounds)67 million ($107 million); for the fiscal years 2001 and 2002 capital expenditures are estimated to be (Pounds)69 million and (Pounds)68 million respectively. The capital budget is subject to periodic review and revision, and actual capital cost incurred may vary from the above statement because of numerous factors.
The factors include: changes in business conditions; revised load growth projections; change in regulatory requirements; and increasing costs of labor, equipment, and materials.


10. FINANCING

    The Company has $500 million Senior Notes in the US, of which some $168 million of the Senior Notes are due for redemption in November 2001 and $332 million in 2006; the Senior Notes are at rates of 6.375% and 6.8% respectively. The Company entered into currency swap transactions that effectively convert the US dollar obligations of the Senior Notes into pounds sterling obligations, with a nominal value of (Pounds)300 million.

    Southern Investments UK Capital Trust I (the "Trust") issued $82 million of its 8.23% preferred securities and invested the proceeds thereof in 8.23% subordinated debentures issued by the Company, which are scheduled to mature on February 1, 2027. The Company guarantees the Trust's obligations under the preferred securities. The Company has also entered into foreign currency swap contracts to hedge the currency risk associated with the interest and principal on the preferred securities, by swapping the US dollar liabilities back to pounds sterling for the period to February 2007. The nominal value of the swapped liabilities is (Pounds)50 million. The Company owns all of the common securities of the Trust, all of the assets of which are the aforementioned subordinated debentures of the Company in the aggregate principal amount of $84.5 million.

    The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of the Trust's payment obligations with respect to the preferred securities.

    In December 1998 a more efficient capital structure for Holdings UK and the Company was put in place. At that time, Holdings UK became a co-obligor of the Company's existing long-term debt and subordinated debentures. Sums totaling (Pounds)402 million were contributed to the Company for newly issued shares and the Company made three US dollar loans, totaling $584 million ((Pounds)351 million) to Holdings UK on the same terms as the existing long-term debt and subordinated debentures. In consideration of entering into these loans and their related currency and interest rate swaps, the Company made premium payments (independently calculated as a fair arms-length value between unconnected parties) of $84 million ((Pounds)51 million) to Holdings UK. Of the premium payments, (Pounds)42 million is being amortized over the life of the respective loans and swaps, and (Pounds)9 million represented accrued interest.

                 SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


    The Company has a US commercial paper program, which is fully supported by a swingline and revolving credit facility provided by a syndicate of banks, under which the maximum available is $520 million. At March 31, 2000 the amount unutilized under these facilities was $92 million. WPD enters into foreign currency contracts to hedge the currency risk associated with the interest and principal of each utilization under this program.

    Excluding swap agreements between the Company and Holdings UK, at March 31, 2000, the Company and WPD have sterling interest rate swaps expiring between 2001 and 2012 with notional amounts totalling (Pounds)600 million, and cross currency swaps expiring between 2001 and 2007 with notional amounts totalling (Pounds)350 million.


11. INVESTMENTS

    The Company's long-term investments accounted for under the cost method consist of its 7.69% ownership of Teesside Power Limited, the fair value of which is not readily determinable. The Company's (Pounds)13 million of short-term investments are classified as available-for-sale under SFAS No. 115, the fair value of which approximated cost at March 31, 2000.


12. COMMON STOCKHOLDER'S EQUITY

    The Company's main investment and only significant asset is the entire share capital of WPD. The Company is primarily dependent upon dividends from WPD for its cash flow. WPD can make distribution of dividends to the Company under English law to the extent that it has distributable reserves, subject to the retention of sufficient financial resources to conduct its distribution business as required by its regulatory license. The Company believes that currently sufficient distributable reserves will exist at WPD to allow for any and all cash flow generated at WPD through operations to be distributed to the Company through dividends to the Company. In the UK, the Accounting Standards Board is currently reviewing the treatment of deferred income tax accounting. If full provision for deferred tax were required, WPD's distributable reserves could be eliminated. In addition, in September 1999, the Regulator varied the licenses under which all RECs (including WPD) operate such that the directors of a REC must certify to the Regulator that it is reasonably foreseeable that the REC will not breach any of its license conditions if it declares a dividend. WPD has no reason to believe that a breach of its license would occur from declaring a reasonable dividend.


13. ASSET SALES

    In September 1999, South Western Electricity plc completed the sale of its electricity supply business (known as 'SWEB') and certain related activities, together with the name 'SWEB', to London Electricity plc for (Pounds)160 million and the assumption of certain liabilities. The Company recorded an after tax gain on the sale of (Pounds)125 million. The remaining distribution business was renamed Western Power Distribution ("WPD"). The Consolidated Statements of Income for all periods shown reflect the supply business segment as discontinued.

    There are certain incremental costs relating to the ongoing business which are a direct consequence of the sale of the supply business and related activities to London Electricity plc. These costs total (Pounds)3 million and principally involve the establishment of a new computer environment and data migration.

                 SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


14. SUBSEQUENT EVENTS

    On April 17, 2000, Southern Energy, Inc., an indirect parent of the Company, approved plans to register with the Securities and Exchange Commission shares of Southern Energy common stock. Southern Energy is currently a wholly owned subsidiary of Southern Company. Upon completion of this offering, Southern Company will own over 80% of the outstanding shares of the common stock. Southern Company has announced that it plans to complete a spin-off of Southern Energy within 12 months after the completion of the offering by distributing the remaining shares of common stock to the holders of Southern Company's common stock. There can be no assurance that this offering will be completed.

    On May 31, 2000 an associate of the Company made a bid of (Pounds)464 million to purchase the entire ordinary share capital of Hyder plc, the company which owns and runs the electricity network in South Wales and the water distribution and waste water treatment business for the whole of Wales. This represents a bid of (Pounds)3 per share. If the bid is successful, it is intended that WPD will become involved with the management of the electricity network in South Wales. The offer will be circulated to Hyder plc shareholders and final approval could take up to 90 days. This bid follows an earlier bid from the Principal Finance Group to purchase the company for (Pounds)2.60 per share.